THE CHEFS’ WAREHOUSE, INC.
RESTRICTED SHARE UNIT AWARD AGREEMENT
(Directors)
THIS RESTRICTED SHARE UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into as of the [ ] day of [ ] 20[ ] (the “Grant Date”), between The Chefs’ Warehouse, Inc., a Delaware corporation (together with its Subsidiaries, the “Company”), and [  ] (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in The Chefs’ Warehouse, Inc. 2019 Omnibus Equity Incentive Plan (the “Plan”).
WHEREAS, the Company has adopted the Plan, which permits the issuance of Restricted Share Unit (“RSU”) awards covering shares of the Company’s common stock, par value $0.01 per share (the “Shares”); and
WHEREAS, pursuant to the Plan, the Committee responsible for administering the Plan has granted an award of RSUs to the Grantee as provided herein.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.Grant of Restricted Share Units.
(a)The Company hereby grants to the Grantee an award (the “Award”) of [ ] RSUs on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. Each RSU represents the right to a future payment of one Share.
(b)The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the date on which the restrictions shall lapse in accordance with Section 2 hereof.
2.Vesting.
(a)Except as provided herein and subject to such other exceptions as may be determined by the Committee in its discretion, the RSUs shall vest on the earliest to occur of the following: (i) the first anniversary of the Grant Date, (ii) the date of the next annual meeting of the Company’s stockholders at which any directors are elected, (iii) a Change in Control, or (iv) the termination of the Grantee’s service as a director of the Company resulting from the Grantee’s death or Disability (the “Vesting Date”). The “Restricted Period” is the period beginning on the Grant Date and ending on the Vesting Date.
(b)Except as otherwise determined by the Committee at or after the grant of the Award hereunder, if, prior to the end of the Restricted Period, the Grantee ceases to be a director of the Company (or otherwise terminates service with the Company) for any reason other than death or Disability, all RSUs not then vested shall be immediately forfeited without any consideration. Upon forfeiture, all of the Grantee’s rights with respect to the RSUs shall immediately cease and terminate without any further obligations on the part of the Company.
3.Settlement of Restricted Share Units. Subject to the terms of the Plan and this Agreement, Grantee shall be entitled to receive (and the Company shall deliver to Grantee) the Shares in settlement of the RSUs, which become vested pursuant to Section 2 hereof, as soon as administratively practicable and in any event no later than March 15 of the calendar year following the calendar year in which such vesting occurs. Notwithstanding the foregoing, in the event the Grantee makes a valid deferral election in accordance with Section 4 below, Shares shall instead be delivered in accordance with the provisions of the applicable deferral election and Section 4.
4.Deferral Election. The Grantee may elect to defer delivery of the Shares that are otherwise due to the Grantee at or around the Vesting Date by completing a prescribed deferral election form, which shall be distributed separately, and returning it to the Company according to the instructions on the deferral election form. Any Shares deferred in accordance with the deferral election form shall be subject to the terms and conditions of such deferral election form and The Chefs’ Warehouse, Inc. Non-Employee Director Deferral Plan.
5.Restrictions. The Grantee shall have no rights or privileges of a stockholder as to the RSUs until the RSUs vest and settle in accordance with Section 3 above, except for the right to receive dividend equivalents in accordance with Section 6 hereof. Except as otherwise provided in the Plan, the Grantee may not sell, transfer, assign, pledge or otherwise encumber or dispose of the RSUs before the Vesting Date.
6.Dividends and Dividend Equivalents. To the extent dividends or dividend equivalents are paid on Shares while the RSUs remain outstanding and prior to the Settlement Date, and if the RSUs are deferred pursuant to Section 4 above, during the deferral period, the Grantee shall be entitled to receive a cash payment in an amount equivalent to the dividends or dividend equivalents with respect to the number of Shares covered by the RSUs; provided, however, that no dividends or dividend equivalents shall be payable with respect to any RSUs forfeited on or prior to the applicable dividend record date and no payment in respect of unvested RSUs will be made prior to the Vesting Date. In the event the Grantee makes a valid deferral election in accordance with Section 4 above, the cash payment shall be paid in accordance with the provisions of the applicable deferral election and Section 4 with respect to any deferral period.
7.Tax Requirements. The Grantee shall be liable for any and all taxes arising out of this Agreement, including in connection with the vesting and settlement of the RSUs.
8.No Right to Continued Service. This Agreement shall not be construed as giving Grantee the right to continue to serve as a director of the Company, and the Company may at any time dismiss Grantee from service as a director, free from any liability or any claim under the Plan.
9.Adjustments. The Committee may make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, this Award in recognition of unusual or nonrecurring events (and shall make adjustments for the events described in Section 4.2 of the Plan) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles in accordance with the Plan whenever the Committee determines that such events affect the RSUs. Any such adjustments shall be effected in a manner that precludes the material enlargement of rights and benefits under this Award.
10.Amendment to Award. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Grantee or any holder or beneficiary of the Award shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.
11.Plan Governs. The Grantee hereby acknowledges receipt of a copy of (or electronic link to) the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.
12.Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.
13.Recoupment. All Awards granted under the Plan and any payment made under the Plan shall be subject to recoupment in accordance with Section 14.6 of the Plan.
14.Section 409A. This Agreement is intended to be exempt from or compliant with the requirements of Section 409A of the Code and shall at all times be interpreted in accordance with such intent. Notwithstanding the foregoing, the Company makes no representations, warranties, or guarantees regarding the tax treatment of this Agreement under

Section 409A of the Code or otherwise, and has advised the Grantee to obtain his or her own tax advisor regarding this Agreement.
15.Notices. All notices required to be given under this Award shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.
To the Company:    The Chefs’ Warehouse, Inc.
100 East Ridge Road
Ridgefield, CT 06877
Attn: Corporate Secretary
To the Grantee:    The address then maintained with respect to the Grantee in the Company’s records.
16.Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.
17.Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.
18.Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.
(remainder of page left blank intentionally)

IN WITNESS WHEREOF, the parties have caused this Restricted Share Award Agreement to be duly executed effective as of the day and year first above written.
THE CHEFS’ WAREHOUSE, INC.
By:
GRANTEE:

AMERICAS/2019012537.7